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EXHIBIT 99

CONTACTS:		FOR IMMEDIATE RELEASE
Investors:	Media:
Matt Maddox 702.699.5269	Robert Stewart 702.699.5043

Park Place reports financial results
for fourth quarter and full year 2001

        LAS VEGAS, January 29, 2002—Park Place Entertainment Corporation (NYSE: PPE) today reported a net loss of $16 million, or $0.05 per share, for the quarter ended December 31, 2001. That compares to a net loss of $7 million, or $0.02 a share, for the fourth quarter of 2000.

        Revenues were $1.11 billion for the fourth quarter of 2001 and $1.08 billion for the fourth quarter of 2000. Earnings before interest, taxes, depreciation, amortization, pre-opening expenses, and non-recurring items (EBITDA) were $194 million for the fourth quarter of 2001, compared to $240 million for the fourth quarter of 2000.

        For the full year 2001, the company reported adjusted net income of $94 million, or $0.31 per diluted share. That compares to adjusted net income of $174 million, or $0.56 per diluted share, for 2000. Both figures exclude pre-opening expenses and one-time items. Including pre-opening expenses and one-time items, the company recorded a net loss of $24 million, or $0.08 per diluted share, for 2001 and net income of $143 million, or $0.46 per diluted share, for 2000. Net revenue for 2001 was $4.63 billion, compared to $4.66 billion for 2000. EBITDA for 2001 was $1.08 billion compared to $1.24 billion for 2000.

        "We had a challenging fourth quarter and a challenging year," said Park Place President and Chief Executive Officer Thomas E. Gallagher. "The slowing economy and the unprecedented disruption of the travel and tourism industry had a major impact on our business.

        "That said, we've demonstrated in the past few months that our geographic and demographic diversity give Park Place an important advantage. Both our Atlantic City and Mid-South casino resorts showed their resilience in the fourth quarter," Gallagher added.

        During the quarter, Park Place's portfolio of casino resorts reported a continuing recovery from the decline in tourism that hit the global travel and resort industry following the terrorist attacks of September 11.

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        Atlantic City, New Jersey, a market that largely serves drive-in customers, reported a fourth quarter year-over-year EBITDA increase of 16 percent (15 percent excluding the $1 million EBITDA contribution from the Claridge Hotel and Casino, which was acquired in June 2001). In Indiana, Mississippi and Louisiana, Park Place casino resorts recorded a fourth quarter increase of 4 percent, compared to the fourth quarter of 2000, led by a strong performance by Caesars Indiana and its recently opened hotel.

        The eight Park Place properties in Nevada, which are more dependent on airline travel, continued to feel the effects of the tourism slowdown, but strengthened as the quarter progressed.

        Company-wide, Park Place's monthly results continued to improve during the quarter. EBITDA for the fourth quarter of 2001 was off 19 percent from the fourth quarter of 2000. December EBITDA was off 16 percent from the year-ago figure, while October EBITDA was off 25 percent from October 2000.

        "We had a good fourth quarter in Atlantic City, and we were pleased with our results in Indiana, Louisiana and Mississippi," Gallagher said. "Business in these regions, which represent about two-thirds of our EBITDA, essentially has returned to pre-September 11 levels. In Las Vegas, monthly trends have shown improvement."

        During 2001, Park Place made significant progress in its efforts to drive synergies among its 19 domestic properties, carefully target capital investments, improve its product offerings, and expand its market reach.

        During the year, Park Place:

  •
  Launched the Park Place Connection Card in Las Vegas, which unifies five existing slot card programs and encourages Park Place guests to visit additional Park Place properties.

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  Completed the $65 million purchase of the Claridge Hotel and Casino in Atlantic City, which added 500 rooms, 1,100 parking spaces and approximately 60,000 square feet of casino space to Park Place's center-Boardwalk presence.

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  Opened the 500-room hotel tower at Caesars Indiana, which drove significant revenue growth for the property in the fourth quarter.

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  Debuted the exclusive pool villas and high-end gaming salon at Caesars Palace in Las Vegas.

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  Expanded the slot floor at Caesars Atlantic City by opening the popular Cleopatra's Garden.

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  Signed management and development agreements with the St. Regis Mohawk Tribe for a planned casino in Sullivan County, New York, where the company expects to break ground by the end of 2002.

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  Sold the Flamingo Reno.

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  Paid down approximately $90 million in debt.

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  Issued $775 million of long-term debt (at an average interest rate of 7.8 percent) to pay down credit facilities.

        "In addition to our investing in physical and financial resources, we added some tremendous new people to the management team during the year," Gallagher said. "We're drawing on the best and the brightest, both inside and outside the casino industry. That added firepower will help us enormously as we break the mold in growing our business. Indian gaming, international expansion and the Internet are just a few examples of where we're going," Gallagher added.

Eastern Region

        The Eastern Region properties posted significant gains in the fourth quarter of 2001 compared to the fourth quarter of 2000. Despite the general downturn in the economy and the September 11th terrorist attacks, gaming volumes remained strong. The region generated $86 million of EBITDA in the fourth quarter of 2001 compared to EBITDA of $74 million in the prior-year quarter. The 2001 results include the contribution of the Claridge Hotel and Casino acquired in June 2001.

        Bally's Atlantic City produced EBITDA of $36 million in the fourth quarter of 2001 versus $33 million in the fourth quarter of 2000. Table game volume was up approximately 1 percent and the hold percentage, which was 1 percentage point lower than normal during the fourth quarter of 2000, returned to normal for the fourth quarter of 2001.

        EBITDA at Caesars Atlantic City improved approximately 21 percent in the fourth quarter of 2001 to $34 million compared to $28 million in 2000. A 13 percent increase in slot handle and a 2 percent increase in table play drove this $6 million increase.

        The Atlantic City Hilton experienced a $3 million increase in EBITDA in the fourth quarter of 2001 to $12 million. The Atlantic City Hilton continued to distinguish itself on the Boardwalk as a destination resort, helping to drive a 4 percent improvement in slot handle and a 5 percent improvement in table game drop in the fourth quarter.

        "We were very pleased with the Eastern Region results during the fourth quarter," said Wallace R. Barr, executive vice president and chief operating officer. "Our management team pushed new entertainment initiatives during the quarter which created more casino demand while at the same time they were able to keep promotional spending in check."

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Western Region

        The Western Region reported $60 million in EBITDA for the fourth quarter of 2001 compared to $104 million for the fourth quarter of 2000. A significant reduction in air transportation to Las Vegas resulting from the disruptions and uncertainties associated with the September 11th terrorist attacks coupled with a slowing economy in the second half of the year were the major factors causing the decline. Both gaming volumes and hotel occupancy suffered due to the general reluctance to travel by air during the fourth quarter of 2001, especially for weekday periods.

        Paris/Bally's Las Vegas reported EBITDA of $27 million in the fourth quarter of 2001 versus $40 million in the fourth quarter of 2000. The property experienced abnormally low hotel occupancy in October due in part to convention cancellations after the September 11th attacks. October is normally one of the strongest months of the year for the Paris/Bally's property.

        Caesars Palace generated EBITDA of $19 million during the fourth quarter of 2001, down from last year's $25 million. The property's foreign customer base displayed an unwillingness to travel during the fourth quarter, which contributed to the declines in gaming volumes for the fourth quarter of 2001 versus 2000.

        Flamingo Las Vegas was significantly impacted by the general decline in Las Vegas tourism and the cancellation and postponement of various conventions resulting from the September 11th terrorist attacks. Slot volumes for the fourth quarter of 2001 were down 18 percent at the Flamingo compared to the corresponding prior-year quarter.

        Other Nevada properties (Las Vegas Hilton, Reno Hilton, Caesars Tahoe, Flamingo Laughlin and the recently-sold Flamingo Reno) on a combined basis were down $11 million in EBITDA for the quarter, compared to the fourth quarter of 2000.

        "The Western Region began to recover during the fourth quarter," said Wallace R. Barr, executive vice president and chief operating officer. "In Las Vegas we launched the Park Place Connection card and we continued to focus on additional consolidation and synergies across the region."

Mid-South Region

        For the fourth quarter of 2001, the Mid-South Region generated total EBITDA of $51 million compared to $49 million in EBITDA in the fourth quarter of 2000. Caesars Indiana recorded a significant year-over-year increase in quarterly EBITDA. The company's EBITDA results at its three Tunica properties were flat versus last year's quarter. The Gulf Coast properties continued to feel competitive pressure during the quarter, which in part caused the $4 million decrease in EBITDA.

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        Caesars Indiana reported a 45 percent improvement in EBITDA to $16 million in the fourth quarter of 2001 compared to the prior year. The increase was driven primarily by the addition of the new 500-room hotel that opened in late August 2001. The additional visitation to the property resulted in a 19 percent increase in table game drop and a 32 percent increase in slot handle.

        On the Gulf Coast, Grand Gulfport posted a $1 million decrease in EBITDA for the fourth quarter of 2001 compared to the fourth quarter of 2000. Increased operating expenses coupled with a 1 percent decline in table game drop offset a 4 percent increase in slot handle.

        Grand Biloxi generated $10 million in EBITDA this quarter versus $13 million for the fourth quarter of 2000. Increased gaming volumes were offset by enhanced marketing programs used to attract more customers during this year's fourth quarter.

        For the fourth quarter of 2001, EBITDA at Grand Tunica was up 11 percent to $10 million. Stable slot handle, a 12 percent increase in table game drop and reduced operating expenses offset a decline in table game hold percentage.

International

        On a combined basis, EBITDA from the international properties was $14 million for the fourth quarter of 2001 compared to $25 million in the prior year. The lower results were due to overall travel reductions and restrictions, lower visitation to Canadian-based casinos due to tighter border controls, political and economic turmoil in Argentina (one of the principal feeder markets for the company's casino in Uruguay) and the impact of adverse currency translation.

Full Year Results

        EBITDA for the year ended December 31, 2001 was $1.08 billion compared to $1.24 billion for 2000. The September 11th terrorist attacks and related travel disruptions coupled with a general slowing of the economy throughout the United States were the primary factors in the EBITDA decline.

        The Western Region was hardest hit with a $126 million EBITDA decrease from full year 2000 results, primarily related to the operating results post September 11th. An $11 million EBITDA increase at Caesars Indiana softened the decline in the Mid-South Region to $10 million. EBITDA from the International properties declined $20 million year-over-year, including an $11 million decrease in the fourth quarter.

        Backed by an excellent December and overall strong fourth quarter, the Eastern Region properties posted a $2 million EBITDA year-over-year increase, including the contribution from the Claridge acquired in June 2001.

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        Adjusted net income for the company was $94 million, or $0.31 per share, for the year ended December 31, 2001. That compares to adjusted net income of $174 million, or $0.56 per diluted share, for 2000.

        Adjusted net income for 2001 excludes pre-opening expenses and one-time items totaling $118 million, net of tax, primarily related to write-downs of the Las Vegas Hilton and the Aladdin bonds and the loss on sale of the Flamingo Reno. The 2000 results exclude $31 million, net of tax, primarily related to a previous write-down of the Las Vegas Hilton and employment contract costs associated with the company's former CEO, partially offset by gains on the sale of Flamingo Kansas City and sale of certain trademark rights.

        Including one-time items and pre-opening expenses, the company recorded a net loss of $24 million, or $0.08 per diluted share, for 2001 and net income of $143 million, or $0.46 per diluted share, for 2000.

        Cash earnings (adjusted net income (loss) before goodwill amortization) for 2001 were $0.48 per diluted share, compared to $0.74 per diluted share for 2000.

Corporate Items

        For the year ended December 31, 2001, Park Place Entertainment invested $203 million in selected growth capital projects, primarily related to the hotel and amenities at Caesars Indiana and the Colosseum, pool villas and high-end gaming salon at Caesars Palace. In addition, the company purchased the Claridge Hotel and Casino in June 2001, further strengthening Park Place's center Boardwalk position in Atlantic City.

        Despite the impact of the September 11th events, the company paid down $90 million in debt during the year with the excess cash flows generated. The credit facilities were modified to provide a two-year extension on $1.4 billion of the facility originally scheduled to expire in December 2003, and the company also amended financial covenants to ensure financial flexibility.

        During 2001, the company repurchased 5.2 million shares of stock at an average price of $11.29 per share (primarily using proceeds from stock option exercises) while maintaining financial flexibility. The company has not purchased any shares since September 11th.

        Park Place Entertainment is the world's largest gaming company and owns, manages or has an interest in 28 gaming properties operating under the Caesars, Bally's, Paris, Flamingo, Grand Casinos and Hilton brand names with a total of 2 million square feet of gaming space, over 28,000 hotel rooms and approximately 60,000 employees worldwide.

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        Additional information on Park Place Entertainment can be accessed through the company's 24-hour investor relations service. Individuals may call toll-free 877-PPE-NYSE (877-773-6973) or visit www.parkplace.com to obtain the latest company news and stock price information, or to request information by email, fax or postal mail delivery.

        NOTE:    This press release contains "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, or free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new products or services, statements of belief, and statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2000 and on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001. These reports may be viewed free of charge at the following website: www.sec.gov.

PARK PLACE ENTERTAINMENT
Summary Income Statement
(Amounts in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
Net revenue	$1,110	$1,080	$4,631	$4,658
Operating costs and expenses	899	828	3,496	3,369
Depreciation and amortization	132	121	526	496
Pre-opening expense	—	1	2	3
Non-recurring items	—	8	175	45

Operating profit before corporate expense	79	122	432	745
Corporate expense	17	12	57	49

Operating income	62	110	375	696
Net interest expense	91	110	385	431

Income (loss) before taxes and minority interest	(29)	—	(10)	265
Income tax provision (benefit)	(13)	7	12	121
Minority interest, net	—	—	2	1

Net income (loss)	$(16)	$(7)	$(24)	$143

Net income (loss) per share, before pre-opening expense and non-recurring items
Basic	$(0.05)	$(0.00)	$0.31	$0.58
Diluted	$(0.05)	$(0.00)	$0.31	$0.56
Net income (loss) per share
Basic	$(0.05)	$(0.02)	$(0.08)	$0.48
Diluted	$(0.05)	$(0.02)	$(0.08)	$0.46
Cash earnings (loss) per share, before pre-opening expense and non-recurring items
Basic	$(0.01)	$0.04	$0.48	$0.76
Diluted	$(0.01)	$0.04	$0.48	$0.74
Weighted average shares outstanding
Basic	301	298	299	301
Diluted	301	298	299	308

PARK PLACE ENTERTAINMENT
Property Operating Information
(Amounts in millions)
(unaudited)

	Revenues				EBITDA(1)
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000	2001	2000	2001	2000
WESTERN REGION
Paris/Bally's	$148	$163	$650	$667	$27	$40	$167	$194
Caesars Palace	132	116	496	490	19	25	87	119
Flamingo Las Vegas	63	76	288	312	14	28	91	116
Other	130	145	603	655	—	11	60	102

	473	500	2,037	2,124	60	104	405	531
EASTERN REGION
Bally's Atlantic City	124	119	527	521	36	33	172	177
Caesars Atlantic City	119	110	484	476	34	28	156	155
Atlantic City Hilton	71	70	299	298	12	9	68	70
Other	37	1	94	8	4	4	16	8

	351	300	1,404	1,303	86	74	412	410
MID-SOUTH REGION
Grand Biloxi	56	56	236	246	10	13	54	64
Caesars Indiana	60	46	221	190	16	11	60	49
Grand Gulfport	44	43	186	188	10	11	47	45
Grand Tunica	51	53	216	244	10	9	42	51
Other	46	44	189	199	5	5	30	34

	257	242	1,048	1,067	51	49	233	243
INTERNATIONAL	29	38	142	164	14	25	85	105
CORPORATE	—	—	—	—	(17)	(12)	(57)	(49)

TOTAL	$1,110	$1,080	$4,631	$4,658	$194	$240	$1,078	$1,240

(1)
EBITDA is earnings before interest, taxes, depreciation and amortization, pre-opening expense and non-recurring items.

PARK PLACE ENTERTAINMENT
Statistical Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
WESTERN REGION
Average Daily Rate	$87	$91	$90	$89
Occupancy Percentage	82%	89%	89%	92%
Table Hold Percentage	16%	14%	15%	15%
EASTERN REGION
Average Daily Rate	$86	$92	$91	$94
Occupancy Percentage	96%	95%	97%	96%
Table Hold Percentage	16%	15%	15%	15%
MID-SOUTH REGION
Average Daily Rate	$55	$52	$57	$53
Occupancy Percentage	86%	83%	90%	91%
Table Hold Percentage	16%	17%	16%	16%
INTERNATIONAL
Average Daily Rate	$78	$82	$82	$89
Occupancy Percentage	68%	66%	68%	68%
Table Hold Percentage	16%	18%	17%	17%

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  EXHIBIT 99